Exhibit 99.3

ALEX SHESHUNOFF & CO.

INVESTMENT BANKING

Consent of Alex Sheshunoff & Co. Investment Banking L.P.

We hereby consent to the inclusion of the form of opinion of Alex Sheshunoff & Co. Investment Banking L.P. as Appendix B to the Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 of Centennial Bank Holdings, Inc. (“Centennial”) to be filed with the Securities and Exchange Commission in connection with the proposed merger of First MainStreet Financial, Ltd. with and into Centennial and to the references to our firm and such opinion in the text of such Proxy Statement-Prospectus.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

/s/	ALEX SHESHUNOFF & CO. INVESTMENT BANKING, L.P.

Austin, Texas

July 15, 2005